Exhibit 99.3

Contact: Alex Ko
EVP/Chief Financial Officer
(213) 533-7919

RBB Bancorp Declares Quarterly Cash Dividend of $0.16 Per Share

LOS ANGELES--(BUSINESS WIRE)--July 20, 2023-- RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank ("the Bank") and RBB Asset Management Company ("RAM"), collectively referred to herein as "the Company", announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per share. The dividend is payable on August 11, 2023 to common shareholders of record as of July 31, 2023.

Corporate Overview

RBB Bancorp is a bank holding company headquartered in Los Angeles, California. As of March 31, 2023, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.